EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors:
GenVec, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-193511) and on Form S-8 (File No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, and No. 333-110446) of GenVec, Inc. of our report dated March 24, 2015, with respect to the balance sheets of GenVec, Inc., as of December 31, 2014 and the related statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended which report appears in the December 31, 2014 Annual Report on Form 10-K of GenVec, Inc.
/s/ Stegman & Company
Baltimore, Maryland
March 24, 2015